Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Second Quarter Ended June 30, 2014 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — August 7, 2014 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2014 and the declaration of a cash dividend.

For the second quarter ended June 30, 2014, net operating revenues increased 2.1% to $772.8 million, compared to $756.7 million for the same quarter, prior year.  Income from operations was $82.2 million for the second quarter ended June 30, 2014, compared to $88.3 million for the same quarter, prior year.  Net income attributable to Select Medical was $35.3 million for the second quarter ended June 30, 2014, compared to $27.8 million for the same quarter, prior year.  Net income attributable to Select Medical for the second quarter ended June 30, 2013 includes a loss on early retirement of debt, net of tax, of $10.5 million.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the second quarter ended June 30, 2014 was $101.4 million, compared to $106.0 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the second quarter ended June 30, 2014 was $0.27 on a fully diluted basis compared to income per common share of $0.20 for the same quarter, prior year.  Excluding the loss related to the early retirement of debt for the second quarter ended June 30, 2013 and its related tax affects, adjusted income per common share was $0.27 per diluted share for the second quarter ended June 30, 2013.  A reconciliation of net income per share to adjusted net income per share for the second quarter ended June 30, 2013 is presented in table IX of this release. The results for the quarters ended June 30, 2014 and 2013 both reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).

For the six months ended June 30, 2014, net operating revenues increased 1.9% to $1,535.3 million compared to $1,506.6 million for the same period, prior year.  Income from operations was $160.6 million compared to $170.8 million for the same period, prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations by $15.2 million for the Sequestration Reduction and $4.5 million for the MPPR Reduction for the six months ended June 30, 2014.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations by $9.5 million for the Sequestration Reduction and $1.7 million for the MPPR Reduction for the six months ended June 30, 2013.  Net income attributable to Select Medical was $68.4 million compared to $62.2 million for the same period, prior year.  Net income attributable to Select Medical for the six months ended June 30, 2014 and 2013 includes losses on early retirement of debt, net of tax, of $1.4 million and $11.4 million, respectively.  Adjusted EBITDA for the six months ended June 30, 2014 decreased 3.8% to $198.2 million compared to $206.0 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the six months ended June 30, 2014 was $0.51 on a fully diluted basis compared to income per common share of $0.44 for the six months ended June 30, 2013.  Excluding the loss related to the early retirement of debt and its related tax effects in both periods, adjusted income per common share was $0.52 per diluted share for the six months ended June 30, 2014 compared to $0.53 per diluted share for the six months ended June 30, 2013.  A reconciliation of net income per share to adjusted net income per share for both the six months ended June 30, 2014 and 2013 is presented in table X of this release.

Specialty Hospitals

For the second quarter ended June 30, 2014, net operating revenues for the specialty hospital segment decreased 0.3% to $557.8 million, compared to $559.4 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment was $88.7 million for the second quarter ended June 30, 2014, compared to $96.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 15.9% for the second quarter ended June 30, 2014, compared to 17.2% for the same quarter, prior year.  Certain specialty hospital key statistics for both the second quarter ended June 30, 2014 and 2013 are presented in table VI of this release.

For the six months ended June 30, 2014, net operating revenues for the specialty hospital segment increased 0.5% to $1,122.5 million compared to $1,117.1 million for the same period, prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $14.4 million and $9.1 million for the six months ended June 30, 2014 and 2013, respectively.  Adjusted EBITDA for the specialty hospital segment for the six months ended June 30, 2014 decreased 4.7% to $180.8 million compared to $189.7 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 16.1% for the six months ended June 30, 2014, compared to 17.0% for the same period, prior year.  Certain specialty hospital key statistics for both the six months ended June 30, 2014 and 2013 are presented in table VII of this release.

Outpatient Rehabilitation

For the second quarter ended June 30, 2014, net operating revenues for the outpatient rehabilitation segment increased 9.0% to $214.8 million, compared to $197.1 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the second quarter ended June 30, 2014 increased 16.8% to $30.4 million, compared to $26.1 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.2% for the second quarter ended June 30, 2014, compared to 13.2% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the second quarter ended June 30, 2014 and 2013 are presented in table VI of this release.

For the six months ended June 30, 2014, net operating revenues for the outpatient rehabilitation segment increased 6.0% to $412.6 million compared to $389.2 million for the same period, prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $0.9 million for the Sequestration Reduction and $4.5 million for the MPPR Reduction for the six months ended June 30, 2014.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $0.4 million for the Sequestration Reduction and $1.7 million for the MPPR Reduction for the six months ended June 30, 2013.  Adjusted EBITDA for the segment for the six months ended June 30, 2014 increased 5.2% to $51.4 million compared to $48.9 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.5% for the six months ended June 30, 2014 compared to 12.6% for the same period, prior year.  Certain outpatient rehabilitation key statistics for both the six months ended June 30, 2014 and 2013 are presented in table VII of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a $500.0 million stock repurchase program that will remain in effect until December 31, 2016, unless further extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving credit facility.  Select Medical repurchased a total of 1,285,714 shares at a total cost of $18.0 million, or $14.00 per share, during the quarter ended June 30, 2014.  Since the inception of the program through June 30, 2014, Select Medical has repurchased 34,891,794 shares at a cost of approximately $301.1 million, or $8.63 per share, which includes transaction costs.

Dividends

On August 6, 2014, Select Medical’s board of directors declared a cash dividend of $0.10 per share.  The dividend will be payable on or about August 29, 2014 to stockholders of record as of the close of business on August 20, 2014.

There is no assurance that future dividends will be declared or the timing or amount of any future dividend. The declaration and payment of dividends in the future are at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, available cash and current and anticipated cash needs and applicable restrictions in our debt documents.

Business Outlook

Select Medical is reaffirming its prior business outlook provided most recently in its May 1, 2014 first quarter earnings press release.  Select Medical continues to expect consolidated net operating revenues for the full year 2014 to be in the range of $3.05 billion to $3.15 billion.  Select Medical continues to expect Adjusted EBITDA for the full year 2014 to be in the range of $365.0 million to $385.0 million.  Select Medical continues to expect adjusted income per common share, which excludes the loss on retirement of debt and its related tax effects, for the full year 2014 to be in the range $0.89 to $0.97.  Select Medical continues to expect fully diluted income per common share for the full year 2014 to be in the range of $0.88 to $0.96.

Conference Call

Select Medical will host a conference call regarding its second quarter results and its business outlook on Friday, August 8, 2014, at 9:00 am EDT. The domestic dial-in number for the call is 1-866-515-2907. The international dial-in number is 1-617-399-5121. The passcode for the call is 47783079. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59 pm EDT, August 15, 2014. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 35238169. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of June 30, 2014, Select Medical operated 112 long term acute care hospitals and 15 acute medical rehabilitation hospitals in 28 states and 1,019 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.   Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$756,673	$772,762	2.1%

Costs and expenses:
Cost of services	625,730	642,881	2.7%
General and administrative	17,927	19,377	8.1%
Bad debt expense	8,846	11,115	25.7%
Depreciation and amortization	15,907	17,196	8.1%

Income from operations	88,263	82,193	(6.9)%

Loss on early retirement of debt	(17,280)	—	N/M
Equity in earnings of unconsolidated subsidiaries	568	1,239	118.1%
Interest expense	(21,904)	(21,663)	(1.1)%

Income before income taxes	49,647	61,769	24.4%

Income tax expense	19,769	23,775	20.3%

Net income	29,878	37,994	27.2%

Less: Net income attributable to non-controlling interests	2,098	2,653	26.5%

Net income attributable to Select Medical Holdings Corporation	$27,780	$35,341	27.2%

Income per common share:
Basic	$0.20	$0.27
Diluted	$0.20	$0.27

Weighted average shares outstanding:
Basic	136,609	127,038
Diluted	136,743	127,541

N/M = Not Meaningful

II.   Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$1,506,628	$1,535,340	1.9%

Costs and expenses:
Cost of services	1,250,634	1,281,645	2.5%
General and administrative	35,325	37,500	6.2%
Bad debt expense	18,167	22,133	21.8%
Depreciation and amortization	31,709	33,425	5.4%

Income from operations	170,793	160,637	(5.9)%

Loss on early retirement of debt	(18,747)	(2,277)	N/M
Equity in earnings of unconsolidated subsidiaries	1,626	2,147	32.0%
Interest expense	(45,362)	(42,279)	(6.8)%

Income before income taxes	108,310	118,228	9.2%

Income tax expense	41,630	45,867	10.2%

Net income	66,680	72,361	8.5%

Less: Net income attributable to non-controlling interests	4,482	3,976	(11.3)%

Net income attributable to Select Medical Holdings Corporation	$62,198	$68,385	9.9%

Income per common share:
Basic	$0.44	$0.51
Diluted	$0.44	$0.51

Weighted average shares outstanding:
Basic	136,997	131,266
Diluted	137,165	131,766

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2013	June 30, 2014
Assets

Cash	$4,319	$3,140

Accounts receivable, net	391,319	453,184

Current deferred tax asset	17,624	16,042

Other current assets	41,140	44,759

Total Current Assets	454,402	517,125

Property and equipment, net	509,102	526,349

Goodwill	1,642,633	1,642,869

Other identifiable intangibles	71,907	72,023

Other assets	139,578	145,405

Total Assets	$2,817,622	$2,903,771

Liabilities and Equity

Payables and accruals	$353,959	$341,083

Current portion of long-term debt	17,565	14,778

Total Current Liabilities	371,524	355,861

Long-term debt, net of current portion	1,427,710	1,598,754

Non-current deferred tax liability	96,287	95,981

Other non-current liabilities	91,875	96,335

Total Liabilities	1,987,396	2,146,931

Redeemable non-controlling interests	11,584	11,238

Total equity	818,642	745,602

Total Liabilities and Equity	$2,817,622	$2,903,771

IV.  Consolidated Statement of Cash Flows

For the Three Months Ended June 30, 2013 and 2014

(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$29,878	$37,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,907	17,196
Provision for bad debts	8,846	11,115
Equity in earnings of unconsolidated subsidiaries	(568)	(1,239)
Loss from disposal or sale of assets	40	22
Loss on early retirement of debt	17,280	—
Non-cash stock compensation expense	1,788	1,965
Amortization of debt discount, premium and issuance costs	2,284	1,798
Deferred income taxes	3,190	1,218
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(5,869)	3,188
Other current assets	513	209
Other assets	796	476
Accounts payable	(6,795)	5,611
Due to third-party payors	3,320	790
Accrued expenses	(7,503)	(2,073)
Income taxes	(29,110)	(20,101)
Net cash provided by operating activities	33,997	58,169

Investing activities
Purchases of property and equipment	(13,963)	(23,194)
Investment in businesses, net of distributions	(18,739)	(51)
Acquistion of businesses, net of cash acquired	(171)	(79)
Net cash used in investing activities	(32,873)	(23,324)

Financing activities
Borrowings on revolving credit facility	265,000	230,000
Payments on revolving credit facility	(250,000)	(225,000)
Payments on credit facility term loans	(589,052)	—
Issuance of 6.375% senior notes	600,000	—
Borrowings of other debt	1,083	—
Principal payments on other debt	(2,382)	(3,982)
Proceeds from (repayment of) bank overdrafts	7,254	(9,284)
Debt issuance costs	(14,374)	—
Dividends paid to common stockholders	(13,963)	(13,097)
Repurchase of common stock	—	(18,000)
Proceeds from issuance of common stock	—	3,354
Distributions to non-controlling interests	(422)	(388)
Net cash provided by (used in) financing activities	3,144	(36,397)

Net increase (decrease) in cash and cash equivalents	4,268	(1,552)

Cash and cash equivalents at beginning of period	4,500	4,692
Cash and cash equivalents at end of period	$8,768	$3,140

Supplemental Cash Flow Information
Cash paid for interest	$26,709	$24,700
Cash paid for taxes	$45,692	$42,659

V.  Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2013 and 2014

(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$66,680	$72,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,709	33,425
Provision for bad debts	18,167	22,133
Equity in earnings of unconsolidated subsidiaries	(1,626)	(2,147)
Loss from disposal or sale of assets	81	143
Loss on early retirement of debt	18,747	2,277
Non-cash stock compensation expense	3,537	4,120
Amortization of debt discount, premium, and issuance costs	4,588	3,849
Deferred income taxes	3,192	1,275
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(83,832)	(84,249)
Other current assets	(5,894)	(2,935)
Other assets	144	(3,462)
Accounts payable	(2,665)	10,343
Due to third-party payors	5,217	1,944
Accrued expenses	(28,203)	(16,030)
Income taxes	(7,819)	(878)
Net cash provided by operating activities	22,023	42,169

Investing activities
Purchases of property and equipment	(27,962)	(50,493)
Investment in businesses, net of distributions	(28,716)	(175)
Acquisition of businesses, net of cash acquired	(171)	(454)
Net cash used in investing activities	(56,849)	(51,122)

Financing activities
Borrowings on revolving credit facility	455,000	515,000
Payments on revolving credit facility	(480,000)	(425,000)
Borrowings on credit facility term loans, net of discount	298,500	—
Payments on credit facility term loans	(592,615)	(33,994)
Issuance of 6.375% senior notes, includes premium	600,000	111,650
Repurchase of senior floating rate notes	(167,300)	—
Repurchase of 7 5/8% senior subordinated notes	(70,000)	—
Borrowings of other debt	6,909	6,111
Principal payments on other debt	(4,673)	(7,049)
Proceeds from (repayments of) bank overdrafts	1,625	(3,314)
Debt issuance costs	(18,583)	(4,434)
Dividends paid to common stockholders	(13,963)	(27,153)
Repurchase of common stock	(9,983)	(127,500)
Proceeds from issuance of common stock	—	5,297
Distributions to non-controlling interests	(1,467)	(1,840)
Net cash provided by financing activities	3,450	7,774

Net decrease in cash and cash equivalents	(31,376)	(1,179)

Cash and cash equivalents at beginning of period	40,144	4,319
Cash and cash equivalents at end of period	$8,768	$3,140

Supplemental Cash Flow Information
Cash paid for interest	$53,914	$39,107
Cash paid for taxes	$46,832	$45,471

VI.  Key Statistics

For the Three Months Ended June 30, 2013 and 2014

(unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	109	112
Rehabilitation hospitals (a)	14	15
Total specialty hospitals	123	127

Net operating revenues (,000)	$559,386	$557,833	(0.3)%

Number of patient days (b)	341,655	330,378	(3.3)%

Number of admissions (b)	14,106	13,796	(2.2)%

Net revenue per patient day (b)(c)	$1,532	$1,562	2.0%

Adjusted EBITDA (,000)	$96,393	$88,688	(8.0)%

Adjusted EBITDA margin	17.2%	15.9%

Outpatient Rehabilitation

Number of clinics — end of period	988	1,019

Net operating revenues (,000)	$197,080	$214,798	9.0%

Number of visits (d)	1,217,598	1,289,782	5.9%

Revenue per visit (d)(e)	$103	$103	0.0%

Adjusted EBITDA (,000)	$26,054	$30,432	16.8%

Adjusted EBITDA margin	13.2%	14.2%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Six Months Ended June 30, 2013 and 2014

(unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	109	112
Rehabilitation hospitals (a)	14	15
Total specialty hospitals	123	127

Net operating revenues (,000)	$1,117,137	$1,122,458	0.5%

Number of patient days (b)	681,037	671,929	(1.3)%

Number of admissions (b)	27,962	27,737	(0.8)%

Net revenue per patient day (b)(c)	$1,538	$1,550	0.8%

Adjusted EBITDA (,000)	$189,740	$180,838	(4.7)%

Adjusted EBITDA margin	17.0%	16.1%

Outpatient Rehabilitation

Number of clinics — end of period	988	1,019

Net operating revenues (,000)	$389,181	$412,648	6.0%

Number of visits (d)	2,380,221	2,464,572	3.5%

Revenue per visit (d)(e)	$104	$104	0.0%

Adjusted EBITDA (,000)	$48,887	$51,421	5.2%

Adjusted EBITDA margin	12.6%	12.5%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII.  Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2013 and 2014

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Net income	$29,878	$37,994	$66,680	$72,361
Income tax expense	19,769	23,775	41,630	45,867
Loss on early retirement of debt	17,280	—	18,747	2,277
Interest expense	21,904	21,663	45,362	42,279
Equity in earnings of unconsolidated subsidiaries	(568)	(1,239)	(1,626)	(2,147)
Stock compensation expense:
Included in general and administrative	1,231	1,480	2,427	3,190
Included in cost of services	557	485	1,110	930
Depreciation and amortization	15,907	17,196	31,709	33,425
Adjusted EBITDA	$105,958	$101,354	$206,039	$198,182

Specialty hospitals	$96,393	$88,688	$189,740	$180,838
Outpatient rehabilitation	26,054	30,432	48,887	51,421
Other (a)	(16,489)	(17,766)	(32,588)	(34,077)
Adjusted EBITDA	$105,958	$101,354	$206,039	$198,182

(a)   Other primarily includes general and administrative costs.

IX.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended June 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	Per Share (a)	2014	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$27,780	$0.20	$35,341	$0.28
Earnings allocated to unvested restricted stockholders	(593)	(0.00)	(919)	(0.01)
Net income available to common stockholders	27,187	0.20	34,422	0.27

Adjustment for early retirement of debt:
Loss on early retirement of debt	17,280	0.12	—	—
Estimated income tax benefit (b)	(6,762)	(0.05)	—	—
Earnings allocated to unvested restricted stockholders	(225)	(0.00)	—	—

Adjusted net income available to common stockholders	$37,480	$0.27	$34,422	$0.27
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.27		$0.27

Weighted average common shares outstanding:
Basic		136,609		127,038
Diluted		136,743		127,541

(a)

Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)	Represents the estimated tax benefit on the adjustments to net income.

X.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Six Months Ended June 30, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	Per Share (a)	2014	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$62,198	$0.45	$68,385	$0.52
Earnings allocated to unvested restricted stockholders	(1,304)	(0.01)	(1,683)	(0.01)
Net income available to common stockholders	60,894	0.44	66,702	0.51

Adjustment for early retirement of debt:
Loss on early retirement of debt	18,747	0.14	2,277	0.02
Estimated income tax benefit (b)	(7,341)	(0.05)	(922)	(0.01)
Earnings allocated to unvested restricted stockholders	(239)	(0.00)	(33)	(0.00)

Adjusted net income available to common stockholders	$72,061	$0.53	$68,024	$0.52
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.53		$0.52

Weighted average common shares outstanding:
Basic		136,997		131,266
Diluted		137,165		131,766

(a)

Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)	Represents the estimated tax benefit on the adjustments to net income.